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                                                                     EXHIBIT 8.1


                              ALSTON & BIRD LLP

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777


Philip C. Cook                                         Direct Dial: 404-881-7491

                                  August 28 1997


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Sho-Me Financial Corp.
109 N. Hickory Street
Mt. Vernon, Missouri  65712

                 Re: Proposed Plan of Merger Involving Union Planters Corporation and Sho-Me Financial Corp.

Ladies and Gentlemen:

         We have acted as counsel to Union Planters Corporation ("UPC"), a corporation organized and existing under the laws of the State of Tennessee, in connection with the proposed merger of UPC Merger Subsidiary, Inc., a wholly-owned first-tier subsidiary of UPC, to be organized under the Laws of the State of Delaware ("UPC Merger Subsidiary"), with and into Sho-Me Financial Corp. ("SFC"), a Delaware corporation having its principal office located in Mt. Vernon, Missouri, with SFC as the Surviving Corporation (the "Merger").
The Merger will be effected pursuant to the Agreement and Plan of Reorganization by and between SFC and UPC dated as of June 23, 1997 (the "Agreement"). In our capacity as counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger. As soon as practical following the Merger, SFC will merge with and into UPC with UPC as the surviving corporation ("Second Merger").

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall





1211 East Morehead Street      3605 Glenwood Avenue     601 Pennsylvania Avenue, N.W.
    P. O. Drawer 34009          P. O. Drawer 31107        North Building, Suite 250
 Charlotte, NC 28234-4009     Raleigh, NC 27622-1107      Washington, DC 20004-2601
       704-331-6000                919-420-2200                  202-508-3300
    Fax: 704-334-2014            Fax: 919-881-3175            Fax: 202-508-3333

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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
Page 2



have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                 (1)      the Agreement;

                 (2) the Registration Statement on Form S-4 filed by UPC with the Securities and Exchange Commission under the Securities Act of 1933, on August 19, 1997, and as amended, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of SFC; and

                 (3) such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of UPC and SFC.

         With your consent, we have assumed that stockholders of SFC holding eighty percent (80%) of the total vote and value of the SFC Common Stock outstanding immediately prior to the Merger will receive UPC Common Stock in exchange for their SFC Common Stock. No opinion is expressed as to the tax consequences of the Merger if this assumption is inaccurate.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale and provide the combined organization with expanded geographic markets. To achieve these goals, the following will occur pursuant to the Agreement:

                 (1) UPC will form UPC Merger Subsidiary by transferring property to UPC Merger Subsidiary solely in exchange for all the outstanding shares of UPC Merger Subsidiary common stock ("UPC Merger Subsidiary Common Stock").
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Sho-Me Financial Corp.
August 28, 1997
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                 (2)      Subject to the terms and conditions of the Agreement,
at the Effective Time, UPC Merger Subsidiary shall be merged with and into SFC in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL. SFC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of SFC and UPC and the Plan of Merger, which has been approved and adopted by the Board of Directors of SFC and will be approved and adopted by the Board of Directors of UPC Merger Subsidiary and UPC (in its capacity as sole stockholder of UPC Merger Subsidiary) upon the organization of UPC Merger Subsidiary.

                 (3) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, SFC, UPC Merger Subsidiary, or the stockholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of UPC Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of SFC Common Stock.

                 (c) Each share of SFC Common Stock (excluding shares held by any SFC Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .7694 of a share of UPC Common Stock (subject to possible adjustment as set forth in Section 10.1(g) of the Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of SFC Common Stock shall be accompanied by a UPC Right.

                 (4) In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.
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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
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                 (5)      Each of the shares of SFC Common Stock held by any
SFC Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 (6) Notwithstanding any other provision of the Agreement, each holder of shares of SFC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                 (7) At the Effective Time, each option to purchase or other right with respect to shares of SFC Common Stock pursuant to stock option, stock appreciation rights or other rights, including stock awards ("SFC Options") granted by SFC under the SFC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each SFC Option, in accordance with the terms of the SFC Stock Plan and stock option or other agreement by which it is evidenced on substantially the same terms and conditions.

         With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time:

                 (a) The fair market value of the UPC Common Stock, including any associated UPC Rights and other property, if any, received by each SFC stockholder will, in each instance, be approximately equal to the fair market value of the SFC Common Stock surrendered in exchange therefor.

                 (b) There is no plan or intention by the stockholders of SFC who own five percent (5%) or more of the SFC Common Stock, and to the best of the knowledge of the management of SFC, there is no plan or intention on the part of the remaining stockholders of SFC to sell, exchange, or otherwise dispose of a number of shares of UPC Common Stock received in the Merger that would reduce the SFC stockholders'
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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
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ownership of UPC Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding SFC Common Stock as of the same date. For purposes of this assumption, shares of SFC Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of UPC Common Stock will be treated as outstanding SFC Common Stock on the date of the Merger. Moreover, shares of SFC Common Stock and shares of UPC Common Stock held by SFC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

                 (c) Following the Merger , SFC will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of UPC Merger Subsidiary's net assets and at least seventy percent (70%) of the fair market value of UPC Merger Subsidiary's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by SFC or UPC Merger Subsidiary to dissenters, amounts paid by SFC or UPC Merger Subsidiary to stockholders who receive cash or other property, amounts used by SFC or UPC Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by SFC will be included as assets of SFC or UPC Merger Subsidiary, respectively, immediately prior to the Merger.

                 (d) Prior to the Merger, UPC will be in control of UPC Merger Subsidiary . For purposes of this Tax Opinion, "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

                 (e) SFC has no plan or intention to issue additional shares of SFC Common Stock after the Merger that would result in UPC losing control of SFC.

                 (f) UPC has no plan or intention to reacquire any UPC Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which UPC is not aware of the identity of any seller or in private placement transactions in which the sellers are not former SFC stockholders.

                 (g) Following the Second Merger, UPC has no plan or intention to sell or otherwise dispose of any of the assets of SFC except for transfers of stock to corporations controlled by UPC and except for dispositions made in the ordinary course of business.
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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
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                 (h)      The liabilities of UPC Merger Subsidiary  assumed by
SFC (including the liabilities to which the transferred assets of UPC Merger Subsidiary are subject), if any, were incurred by UPC Merger Subsidiary in the ordinary course of its business.

                 (i) Following the Merger , SFC will continue its historic business or use a significant portion of its historic business assets in a business.

                 (j) UPC, UPC Merger Subsidiary, SFC, and the stockholders of SFC will pay their respective expenses, if any, incurred in connection with the Merger.

                 (k) There is no intercorporate indebtedness existing between UPC and SFC or between UPC Merger Subsidiary and SFC that was issued, acquired, or will be settled at a discount.

                 (l) In the Merger, shares of SFC Common Stock representing control of SFC will be exchanged solely for UPC Common Stock. For purposes of this assumption, shares of SFC Common Stock exchanged for cash or other property originating with UPC will be treated as outstanding SFC Common Stock on the date of the Merger.

                 (m) At the time of the Merger , SFC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in SFC that, if exercised or converted, would affect UPC's acquisition or retention of control of SFC.

                 (n) UPC does not own, nor has it owned during the past five years, any SFC Common Stock.

                 (o) None of UPC, UPC Merger Subsidiary or SFC is an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.
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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
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                 (p)      On the date of the Merger , the fair market value of
the assets of SFC will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                 (q) SFC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

                 (r) The payment of cash to SFC stockholders in lieu of fractional shares of UPC Common Stock will not be a separately bargained for consideration, but rather will represent a mere mechanical rounding of the fractional share interests that may result from the Merger, and will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to SFC stockholders in lieu of fractional shares of UPC Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger. No stockholder of SFC will receive an amount in cash greater than the value of one full share of UPC Common Stock in lieu of fractional shares.

                 (s) None of the compensation received by any stockholder-employees of SFC will be separate consideration for, or allocable to, any of their shares of SFC Common Stock. None of the shares of UPC Common Stock received in the Merger by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a SFC stockholder-employee who continues as an employee of UPC subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                 (t) At all times during the five-year period ending on the effective date of the Merger , the fair market value of all of SFC's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United
States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) SFC is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which SFC is a partner or beneficiary, and (z) any such entity in turn is
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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
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treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by SFC, in the case of a first-tier subsidiary of SFC or by a controlled corporation, in the case of a lower-tier subsidiary.

                 (u) The management of UPC is not aware of any plan or intention to take any action that would cause the UPC Rights to become exercisable.

                 (v) Every repurchase or redemption of SFC Common Stock by SFC in the past three years has been pursuant to a stock repurchase program approved by the Office of Thrift Supervision and for business reasons independent from the Merger, and all such repurchases have either been completed in the open market or through privately negotiated transactions consistent with section 10(b)-18 of the Securities and Exchange Act of 1934, as amended.

                 (u) The Agreement and Plan of Merger represent the entire understanding of UPC, SFC, and UPC Merger Subsidiary with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above, we are of the opinion that:

                 (1) The Merger followed by the Second Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                 (2) No gain or loss will be recognized by SFC upon the receipt of the assets of UPC Merger Subsidiary in exchange solely for SFC Common Stock and the assumption by SFC of the liabilities of UPC Merger Subsidiary.

                 (3) No gain or loss will be recognized by UPC or UPC Merger Subsidiary on receipt by UPC of SFC Common Stock and the assumption by SFC of the liabilities of UPC Merger Subsidiary solely in exchange for the assets of UPC Merger Subsidiary.

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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
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                 (4)      The basis of UPC Merger Subsidiary's assets in the
hands of SFC will, in each case, be the same as the basis of those assets in the hands of UPC Merger Subsidiary immediately prior to the transaction.

                 (5) The holding period of the assets of UPC Merger Subsidiary in the hands of SFC will, in each case, include the period during which such assets were held by UPC Merger Subsidiary.

                 (6) No gain or loss will be recognized by a SFC stockholder upon the receipt of UPC Common Stock (including any associated UPC Rights) solely in exchange for its shares of SFC Common Stock.

                 (7) The basis of the UPC Common Stock received by a SFC stockholder in the transaction will, in each instance, be the same as the basis of the SFC Common Stock surrendered in exchange therefor less any basis allocated to any fractional share of UPC Common Stock settled by cash payment.

                 (8) The holding period of the UPC Common Stock received by a SFC stockholder (including the holding period of any fractional share interest) will include the holding period of the SFC Common Stock surrendered in exchange therefor, provided the SFC Common Stock was held as a capital asset on the date of the exchange.

                 (9) The payment of cash in lieu of fractional shares of UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by UPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         No opinion is expressed concerning the tax consequences to the Parties from (i) the inclusion in income of the amount of the bad-debt reserve maintained by 1st Savings Bank, (ii) any other amounts includible in income resulting from any required change in accounting methods, and (iii) the tax consequences to the parties to the Agreement of any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we
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Union Planters Corporation
Sho-Me Financial Corp.
August 28, 1997
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have assumed are true on the date the Merger is consummated.  Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger or related transactions.

         This opinion is being provided solely for the use of Union Planters Corporation, Sho-Me Financial Corp., and the stockholders of Sho-Me Financial Corp. No other person or party shall be entitled to rely on this opinion.

                                                   Very truly yours,

                                                   ALSTON & BIRD LLP


                                                   By: /s/ PHILIP C. COOK
                                                      ------------------------
                                                      Philip C. Cook